Exhibit A-7

SCHEDULE OF DEFINITIONS
FOR
CORPORATE AGREEMENTS

     Capitalized terms used and not otherwise defined in each of the Corporate Agreements (as defined herein), other than the Certificate of Incorporation, the Standards of Conduct and the Bylaws, shall have the respective meanings assigned to such terms in this Schedule of Definitions for Corporate Agreements (this “Schedule of Definitions”). All references in this Schedule of Definitions to statutes, rules, regulations, or the Corporate Agreements shall be deemed to refer to such statutes, rules, regulations or Corporate Agreements as amended, modified, supplemented or restated from time to time. The use herein of the masculine, feminine or neuter forms shall also denote the other forms, as in each case the context may require or permit.

     “AAA” means the American Arbitration Association.

     “Act” means the Delaware Limited Liability Company Act, as amended from time to time.

     “Action” means any claim, action, suit, arbitration, hearing, inquiry, proceeding, complaint, charge or investigation by or before any Governmental Authority or arbitrator and any appeal from any of the foregoing.

     “Additional Capital Contributions” means any additional capital contributions made pursuant to, and in accordance with the terms of, the LLC Agreement.

     “Additional Participant” means any Person that, after the Closing, becomes a party to (i) a Transfer Agreement, or (ii) the LLC Agreement.

     “Adjusted Capital Account” shall mean the Capital Account maintained for each Member of the Company (i) increased by an amount equal to the sum of (I) such Member’s allocable share of the Company’s Minimum Gain attributable to Company Nonrecourse Liabilities and such Member’s allocable share of the Company’s Minimum Gain attributable to Member Nonrecourse Debt, (II) the amount of Company liabilities allocable to such Member under Section 752 of the Internal Revenue Code with respect to which such Member bears the Economic Risk of Loss to the extent such liabilities do not constitute Member Nonrecourse Debt, including any amounts that such Member is obligated, treated as obligated or otherwise deemed to be obligated to restore with respect to any deficit balance in such Member’s Capital Account pursuant to Treasury Regulations Section 1.704-1(b)(2)(ii)(b)(3) or 1.704-1(b)(2)(ii)(c), and (III) any adjustment attributable to a revaluation of Company assets pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f), and (ii) reduced by all adjustments, allocations and distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

     “Affiliate” of a specified Person means (i) a Person that is under the Control of such Person, (ii) a Person that Controls such Person; or (iii) a Person that is under common Control with such Person, under circumstances that would cause the FERC to treat the specified Person as a Market Participant if the Affiliate is a Market Participant.

     “Approval” means all consents, approvals, permits, orders, authorizations, qualifications, waivers, registrations, filings or notifications of any Governmental Authority required under applicable Law to be obtained or made by such Participant by virtue of the execution and delivery of the Operating Agreement and the other Definitive Agreements or the consummation of the Contemplated Transactions.

     “Asset Contribution Agreement” means that certain Asset Contribution Agreement whereby a Participant contributes assets to TRANSLink, together with all Schedules and Exhibits attached thereto.

     “Board” means the board of directors of Corporate Manager.

     “Book Tax Value”, with respect to any asset of TRANSLink, means:

          (i)       the initial Book Tax Value of any asset contributed by a Member to TRANSLink on the effective date of the LLC Agreement as an Initial Capital Contribution shall equal the Net Book Value of such asset; and, the initial Book Tax Value of any asset contributed by a Member to TRANSLink on or after the effective date of the LLC Agreement as an Initial Capital Contribution shall equal the fair market value of such asset, as agreed to by such Member and the Managing Member (which fair market value may be either greater or less than Net Book Value);

          (ii)      the initial Book Tax Value of any asset acquired (other than by means of a Capital Contribution by a Member) or created by TRANSLink shall equal the adjusted tax basis of such asset for U.S. Federal income tax purposes;

          (iii)     the Book Tax Values of all TRANSLink assets (including intangible assets such as goodwill) shall be adjusted by the Tax Matters Partner to equal their respective fair market values as of the following times (each a “Revaluation Event”):

               (a)     the acquisition of an additional LLC Interest in TRANSLink by any new or existing Members in exchange for a Capital Contribution;

               (b)     the distribution by TRANSLink to a Member of money or TRANSLink property as consideration for an LLC Interest in TRANSLink; and

               (c)     the liquidation of TRANSLink within the meaning of Treasury Regulations section 1.704-1(b)(2)(iv)(f)(5)(ii); provided, however, that adjustments pursuant to clauses (a) and (b) above shall be made only if the Tax Matters Partner reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in TRANSLink.

          (iv)     the Book Tax Values of all TRANSLink assets (including intangible assets such as goodwill) shall be adjusted to reflect any adjustments to the adjusted basis of such assets pursuant to Internal Revenue Code sections 734(b) or 743(b), but only to the extent that such adjustments are required to be taken into account in determining Capital Accounts pursuant to Treasury Regulations section 1.704-1(b)(2)(iv)(m); provided, however, that Book Tax Values shall not be adjusted pursuant to this subsection (iv) to the extent that the Tax Matters Partner determines that an adjustment pursuant to subsection (iii) is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (iv); and (v) if the Book Tax Value of an asset has been determined or adjusted pursuant to subsection (i), (ii), (iii) or (iv) above, such Book Tax Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses and other items allocated pursuant to Article 5 of the LLC Agreement. The foregoing definition of Book Tax Value is intended to comply with the provisions of Treasury Regulations section 1.704-1(b)(2)(iv) and shall be interpreted and applied consistently therewith.

     “Business Day” means any day other than Saturday, Sunday and any day which is a legal holiday or a day on which banking institutions in Chicago, Illinois are authorized by law or other governmental action to close.

     “Bylaws” means the Bylaws of the Corporate Manager, as the same may be amended from time to time.

     “Capital Account” means, for each Member, the capital account maintained by TRANSLink for such Member as described in Section 4.1 of the LLC Agreement.

     “Capital Contribution” means the amount of money and/or the initial Book Tax Value of other property voluntarily contributed by a Member to TRANSLink, including pursuant to Initial Capital Contributions and Additional Capital Contributions.

     “Carrying Value” shall mean (i) with respect to Contributed Assets, the Agreed Value of such property reduced (but not below zero) by all depreciation, deductions charged to the Members’ Capital Accounts in respect of such Contributed Assets, and (ii) with respect to any other Company property, the adjusted basis of such property for federal income tax purposes, both as of the time of determination.

     “CEO” means the chief executive officer of the Corporate Manager.

     “Certificate of Formation” means the Certificate of Formation of TRANSLink.

     “Certificate of Incorporation” means the Certificate of Incorporation of TRANSLink Management Corporation, as the same may be amended from time to time.

     “Change in Control” means, with respect to Management Corp., (a) that following the consummation of any transaction or series of related transactions, less than fifty percent (50%) of the voting power of Management Corp. (or any successor entity resulting from such transaction or series of related transactions) is held by those holders of the voting power of Management Corp. immediately prior to the consummation of such transaction or series of related transactions, or (b) the sale of all or substantially all of the assets of Management Corp.

     “Class A Common Stock” means the Class A Common Stock, par value $.0001 per share, of the Corporate Manager.

     “Class B Common Stock” means the Class B Common Stock, par value $.0001 per share, of the Corporate Manager.

     “Class C Common Stock” means the Class C Common Stock, par value $.0001 per share, of the Corporate Manager.

     “Class A Equivalent Fee” shall have the meaning set forth in Section 5.1(f) of the Public and Cooperative Power Operating Agreement.

     “Class A Interests” means the Class A Interests of TRANSLink, as described in Section 3.1(b) of the LLC Agreement.

     “Class B Interests” means the Class B Interests of TRANSLink, as described in Section 3.1(c) of the LLC Agreement.

     “Class C Interests” means the Class C Interests of TRANSLink, as described in Section 3.1(d) of the LLC Agreement.

     “Class of Market Participants” means either (i) two or more Market Participants with common economic or commercial interests, or (ii) such other definition as may be specified by FERC. A Market Participant may only be considered to be within one class of Market Participants.

     “Closing” means the execution and delivery of the Definitive Agreements by each of the Initial Participants, as applicable.

     “Closing Date” means the date of the Closing.

     “Commission” or “FERC” means the Federal Energy Regulatory Commission, or any successor agency.

     “Common Stock” shall have the meaning set forth in the Certificate of Incorporation.

     “Company” means TRANSLink.

     “Company Nonrecourse Deductions” shall mean, with respect to Company Nonrecourse Liabilities, the amount of deductions, losses and expenses equal to the net increase during the year in Minimum Gain attributable to Company Nonrecourse Liabilities, reduced (but not below zero) by the proceeds, if any, of such Company

Nonrecourse Liabilities distributed during the year, as determined in accordance with applicable Treasury Regulations.

     “Company Nonrecourse Liabilities” shall mean nonrecourse liabilities (or portions thereof) of the Company for which no Member bears the Economic Risk of Loss.

     “Compliance Auditor” has the meaning set forth in Section 6.1 of the Restated Formation Agreement.

     “Contemplated Transactions” means the transactions contemplated by the Definitive Agreements.

     “Contracts” means agreements, contracts, joint ventures, and any other form of agreement.

     “Contributed Assets” has the meaning provided in Section 3.1 of the Asset Contribution Agreement.

     “Contributor” means a Participant that has transferred ownership of transmission facilities to TRANSLink pursuant to an Asset Contribution Agreement.

     “Control” means the possession of, directly or indirectly, or the power to direct or cause the direction of, the management or policies of a Person, whether through the ownership of voting securities or general partner or managing member interests, by contract or otherwise. “Controlling” and “Controlled” shall have correlative meanings. Without limiting the generality of the foregoing, a Person shall be deemed to Control any other Person in which it owns, directly or indirectly, a majority of the ownership interests.

     “Cooperative Power Participant” means Corn Belt Power Cooperative and each Person that is formed and operates as a cooperative and who may (i) enter into a Public and Cooperative Power Operating Agreement with TRANSLink, and (ii) be admitted as a member of TRANSLink as a Public Power Participant under the LLC Agreement.

     “Corporate Agreements” means the LLC Agreement, the Stockholders Agreement, the Certificate of Incorporation, the Bylaws, the Subscription Agreement(s), the Voting Trust Agreement, and the Director Voting Agreement(s).

     “Corporate Manager” means TRANSLink Management Corporation, a Delaware corporation, which is the Managing Member of TRANSLink.

     “DGCL” means the General Corporation Law of Delaware, as amended from time to time.

     “Definitive Agreements” means the Asset Contribution Agreement(s), the Lease Agreement(s), the Private Power Operating Agreement(s), the Public and Cooperative Power Operating Agreement(s), the LLC Agreement, the Stockholders Agreement, the

Certificate of Incorporation, the Bylaws, the Subscription Agreement(s), the Voting Trust Agreement, and the Director Voting Agreement(s).

     “Depreciation” means, for each Fiscal Year or part thereof, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for U.S. Federal income tax purposes with respect to an asset for such Fiscal Year or part thereof, except that if the Book Tax Value of an asset differs from its adjusted basis for U.S. Federal income tax purposes at the beginning of such Fiscal Year, the depreciation, amortization, or other cost recovery deduction for such Fiscal Year or part thereof shall be an amount which bears the same ratio to such Book Tax Value as the U.S. Federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year or part thereof bears to such adjusted tax basis. If such asset has a zero adjusted tax basis, the depreciation, amortization, or other cost recovery deduction for each taxable year shall be determined under a method reasonably selected by the Tax Matters Partner.

     “Director Voting Agreements” means those certain Director Voting Agreements, by and between Corporate Manager and each director of Corporate Manager holding Class A Common Stock.

     “Distribution” means the transfer of electricity over facilities classified as local distribution facilities for purposes of section 201 of the Federal Power Act.

     “Distribution Facility” means an electrical facility used for Distribution.

     “Economic Risk of Loss” shall have the meaning ascribed to it in Section 1.752-2(a) of the Treasury Regulations.

     “Excepted Public Power Participant” means a Public Power Participant that does not own Class B Interests or shares of Class B Common Stock or Class C Common Stock but is a party to one or more Transfer Agreements.

     “Exchange Act” means the Securities Exchange Act of 1934, as amended.

     “Federal Power Act” or “FPA” means the Federal Power Act, as amended from time to time.

     “FERC” means the Federal Energy Regulatory Commission, or any successor entity thereto.

     “FERC Independence Rule” means those requirements of FERC relating to the independence of Market Participants, as amended by FERC from time to time.

     “FERC Filing” means the Initial Participants’ initial filing with FERC under Sections 203 and 205 under the Federal Power Act.

     “Final Order” means an order after all opportunities for rehearing are exhausted (whether or not any appeal thereof is pending) that has not been revised, stayed, enjoined, set aside, annulled or suspended, with respect to which any required waiting period has expired, and as to which all conditions to effectiveness prescribed therein or otherwise by law, regulation or order have been satisfied.

     “Fiscal Year” means the fiscal year of TRANSLink, as defined in Section 2.9 of the LLC Agreement.

     “Form S-3” means such form under the Securities Act approved for use as of the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by an issuer with the SEC.

     “Formation Date” means the date on which the term of TRANSLink shall commence, as defined in Section 2.5 of the LLC Agreement.

     “Functional Responsibility” shall have the meanings set forth in the Private Power Operating Agreement and the Public and Cooperative Power Operating Agreement.

     “GAAP” means United States generally accepted accounting principles, as in effect from time to time.

     “Good Utility Practice” means any of the practices, methods and acts engaged in or approved by a significant portion of the electric utility industry during the relevant time period, or any of the practices, methods and acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition. Good Utility Practice is not intended to be limited to the optimum practice, method, or act to the exclusion of all others, but rather to be acceptable practices, methods, or acts generally accepted in the region.

     “Governmental Authority” means any federal, state or local governmental or regulatory authority, administrative agency, commission, department, board or court that has jurisdiction over any of the parties to this Agreement or any Contributed Asset.

     “Independent” with respect to a Person means that the Person is not a director, agent, officer, employee or Affiliate of any Market Participant and does not have a direct financial interest in, nor stand to be financially benefited in any transaction involving, a Market Participant.

     “Initial Capital Contributions” means any initial capital contributions made pursuant to, and in accordance with the terms of, the LLC Agreement.

     “Initial Participant” means any Person that has executed the Restated Formation Agreement and any other Person that, on the Closing, becomes a party to (i) a Transfer Agreement; or (ii) the LLC Agreement.

     “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time or any successor statute. A reference to the Internal Revenue Code shall be deemed to include any mandatory or successor provisions thereto.

     “Initial Member” shall have the meaning given in the LLC Agreement

     “IPO” means an underwritten initial public offering of Management Corp. Class A Common Stock.

     “ITC Project” means the matters set forth in the MOU.

     “Knowledge” means, with respect to a Party, the collective actual knowledge of the directors and members of management of such Party, after reasonable inquiry by them of selected employees of such Party whom they believe, in good faith, to be the persons generally responsible for the subject matters to which the knowledge is pertinent. “Known” shall have the meaning correlative to “Knowledge.”

     “Law” means any applicable constitutional provision, statute, act, code, law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision. declaration or interpretive or advisory opinion or letter of a Governmental Authority, and includes any applicable rule of any exchange or automated quotation system on which any LLC Interests or Common Stock of the Corporate Manager are traded or listed.

     “Lease Agreement” means that certain Lease Agreement, pursuant to which a Participant leases assets to TRANSLink, together with all Schedules and Exhibits attached thereto.

     “Lessor” has the meaning provided in the preamble to the Lease Agreement.

     “Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether disclosed or undisclosed, known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person.

     “Liquidator” has the meaning set forth in Section 10.3 of the LLC Agreement.

     “LLC Agreement” means the limited liability company agreement of TRANSLink, as the same may be amended from time to time.

     “LLC Interests” has the meaning set forth in Section 3.1 of the LLC Agreement.

     “Majority of the Class B and Class C Stockholders” means the affirmative vote of (i) holders of Class B Common Stock and Class C Common Stock holding greater than fifty percent (50%) of the aggregate amount of Class B Common Stock and Class C Common Stock then outstanding, voting together as a single class, and (ii) no less than two (2) holders of Class B Common Stock or Class C Common Stock (which such holders may not be Affiliates).

     “Majority of the Members” means the affirmative vote of (i) Members holding greater than fifty percent (50%) of the outstanding Class B Interests, and (ii) no less than two (2) Members (which such Members may not be Affiliates).

     “Majority Vote” means, when referring to a vote of the Board, an amount greater than fifty percent (50%) of Directors constituting a quorum.

     “Managing Member” means the Corporate Manager, as such term is defined in the opening paragraph of the LLC Agreement.

     “Market Participant” shall have the meaning set forth in 18 C.F.R. 35.34(b)(4), as the same may be amended from time to time.

     “Material Adverse Effect” means an event or circumstance that is reasonably likely to have a material adverse effect on the financial condition and business operations of any Party, taken as a whole.

     “Member” has the meaning set forth in the preamble to the LLC Agreement.

     “Member Proportional Value Share” means with respect to any Member, as of any date, the ratio (expressed as a percentage) of (i) the sum of (a) the Net Book Value of such Member’s Transmission Assets that are subject to Transfer Agreements on such date plus (b) the aggregate amount of such Member’s cash contributions to TRANSLink and/or the Managing Member, to (ii) the sum of (a) the aggregate Net Book Value of all Members’ Transmission Assets that are subject to Transfer Agreements on such date plus (b) the aggregate amount of all Members’ cash contributions to TRANSLink and/or the Managing Member, which ratio shall be set forth on Schedule C of the LLC Agreement and shall be adjusted each year in connection with the filing of a revised OATT revenue requirement by the Managing Member.

     “Member Nonrecourse Debt” shall mean such portion of any nonrecourse debt of the Company for which any Member bears the Economic Risk of Loss.

     “Member Nonrecourse Deductions” shall mean, with respect to a Member Nonrecourse Debt, the amount of deductions, losses and expenses equal to the net increase during the year in Minimum Gain attributable to Member Nonrecourse Debt, reduced (but not below zero) by the proceeds, if any, of such Member Nonrecourse Debt distributed during the year to the Members who bear the Economic Risk of Loss for such debt, as determined in accordance with applicable Treasury Regulations.

     “Minimum Gain” shall mean (i) with respect to Company Nonrecourse Liabilities, the amount of gain that would be realized by the Company if it disposed of (in a taxable transaction) all Company properties that are subject to Company Nonrecourse Liabilities in full satisfaction of such liabilities, computed in accordance with applicable Treasury Regulations, or (ii) with respect to each Member Nonrecourse Debt, the amount of gain that would be realized by the Company if it disposed of (in a taxable transaction) the Company property that is subject to such Member Nonrecourse Debt in full satisfaction of such debt, computed in accordance with applicable Treasury Regulations.

     “Monthly Contribution Fee” means the fee paid pursuant to Section 5.1 (a) of the Asset Contribution Agreement.

     “Monthly Operating Fee” means the fee paid pursuant to Section 5.1(a) of each of the Public and Cooperative Power Operating Agreement and Private Power Operating Agreement.

     “Monthly Rental Fee” means the fee paid pursuant to Section 5.1 (a) of the Lease Agreement.

     “Monthly Transfer Payment” means any of the Monthly Contribution Fee, Monthly Operating Fee or Monthly Rental Fee.

     “Net Book Value” means the original cost minus accumulated depreciation, accumulated deferred taxes, accumulated excess deferred taxes, and investment tax credits, all as computed for regulatory purposes.

     “Net Income” or “Net Loss” shall mean, for any taxable period, the excess or shortfall, respectively, of the Company’s items of income and gain for such taxable period over the Company’s items of loss and deduction for such taxable period, determined by the Company’s certified public accountants in accordance with Internal Revenue Code Section 703(a), with the following adjustments:

          (i)       All income or gain of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Income and Net Loss hereunder shall be added to such income, gain, loss or deduction;

          (ii)      Any expenditure of the Company described in Internal Revenue Code Section 705(a)(2)(B) or treated as an expenditure described in such Section and not otherwise taken into account in computing Net Income and Net Loss shall be subtracted from such taxable income, gain, loss or deduction;

          (iii)     With respect to any Company asset which has a Carrying Value which differs from its adjusted tax basis for federal income tax purposes, the Net Income and Net Loss of the Company shall be determined in a manner consistent with Treasury Regulations Sections 1.704-1(b)(2)(iv)(d)(3), 1.704-1(b)(2)(iv)(f), 1.704-1(b)(2)(iv)(g) and 1.704-1(b)(4)(i); and

          (iv)      Notwithstanding the foregoing provisions, any Company items which are specially allocated pursuant to Section 4.1(b) of the LLC Agreement shall not be taken into account in computing Net Income and Net Loss.

     “Non-Market Participant” means a Participant that is not a Market Participant or an Affiliate of a Market Participant.

     “Nonrecourse Built-in Gain” means the excess of the book value over adjusted tax basis of Contributed Assets.

     “OASIS” means an Open Access Same-time Information System.

     “OATT” means the Open Access Transmission Service Tariff of a Regional Transmission Organization that conforms to Order No. 888 and Order No. 2000, as filed with FERC and as it may be amended from time to time, in which TRANSLink participates.

     “Open Access Same-Time Information System” or “OASIS” means the information system and standards of conduct contained in Part 37 of the Commission’s regulations and all additional requirements implemented by subsequent Commission orders dealing with OASIS.

     “Operations Date” means the third (3rd) business day after the satisfaction of all of the following conditions:

(i)	The TRANSLink Rate Schedule shall be filed with FERC and deemed effective under the FPA and the applicable regulations thereunder;

(ii)	The Board shall have selected and retained, at least the following executive officers: Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, and a Principal Accounting Officer;

(iii)	TRANSLink and Corporate manager, as the case may be, shall have hired or retained such employees and independent contractors to staff the business of TRANSLink in order to permit commencement of such business in an appropriate and orderly manner, all as determined by the Board;

(iv)	TRANSLink shall have entered into agreements with third party vendors, suppliers and service providers (which may include Participants and their affiliates) to the extent determined necessary by the Board to permit commencement of business by TRANSLink in an appropriate and orderly manner; and

(v)	TRANSLink shall have completed all appropriate and customary performance testing of its Transmission System in a manner reasonably satisfactory to seventy-five percent (75%) of the Participants that are parties to a Transfer Agreement, based on one (1) vote per Participant (each Participant and all of its Affiliates shall have one (1) vote in the aggregate), which consent shall be in writing, such that the Transmission System is fully integrated and operational in a manner so as to permit commencement of business in compliance with the terms of the OATT.

     “Order” means any order, injunction, judgment, decree, ruling, assessment or arbitration award.

     “Order No. 888” means the order issued by FERC on May 10, 1996 in Docket Nos. RM95-8 and RM94-7, as the same may be amended and modified from time to time.

     “Order No. 2000” means the order issued by FERC on December 20, 1999 in Docket No. RM99-2-000, as the same may be amended and modified from time to time.

     “Organizational Documents” means, with respect to any corporation, its articles or certificate of incorporation and by-laws, with respect to any limited liability company, its certificate of formation and operating or limited liability company agreement, and with respect to any cooperative, its articles of association and by-laws.

     “Original Formation Agreement” means that certain TRANSLink ITC Formation Agreement, dated as of September 25, 2001, by and among certain Initial Participants, together with all of the Schedules and Exhibits attached thereto.

     “Participants” means the Initial Participants and the Additional Participants.

     “Parties” means all of the Persons that have executed the agreement in which this term is referenced, or otherwise become parties thereto.

     “Participating Jurisdiction” means any state in which there are located transmission facilities that serve retail load of a Participant and such facilities are subject to a Transfer Agreement.

     “Penalty Rate” means the rate of interest equal to [    ] basis points over the prime rate announced and published from time to time by [         ].

     “Percentage Interest” means with respect to any Member, as of any date, the ratio (expressed as a percentage) of such Member’s Class A Interests and Class C Interests, issued and outstanding on such date, to the aggregate Class A Interests and Class C Interests of all Members issued and outstanding on such date, which ratio shall be set forth on Schedule A of the LLC Agreement following any such determination.

     “Person” means any individual, corporation, partnership, joint venture, limited liability company, limited liability partnership, association, joint-stock company, trust, unincorporated organization, or other organization, whether or not a legal entity, and any governmental authority.

     “Private Power Participants” means Northern States Power Company, a Minnesota corporation, Northern States Power Company – Wisconsin, a Wisconsin corporation, Public Service Company of Colorado, a Colorado corporation, Southwestern Public Service Company, a New Mexico corporation, MidAmerican Energy Company, an Iowa corporation, Interstate Power and Light Company, an Iowa corporation, and each Person who may be admitted as a member of TRANSLink as a Private Power Participant under the LLC Agreement.

     “Private Power Operating Agreement” means that certain Private Power Operating Agreement, pursuant to which a Private Power Participant transfers Functional Responsibility over assets to TRANSLink, together with all Schedules and Exhibits attached thereto.

     “Profits” or “Losses” means, for each Fiscal Year or part thereof, the taxable income or loss of TRANSLink for such Fiscal Year or part thereof determined in accordance with Internal Revenue Code section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Internal Revenue Code section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

          (i)       any income of TRANSLink that is exempt from federal income tax shall be added to such taxable income or loss;

          (ii)      any expenditures of TRANSLink described in Internal Revenue Code section 705(a)(2)(B) or treated as such pursuant to Treasury Regulations section 1.704-1(b)(2)(iv)(i) shall be subtracted from such taxable income or loss;

          (iii)     any depreciation, amortization and other cost recovery deductions allowable for federal income tax purposes for such Fiscal Year shall be computed using Depreciation with reference to the Book Tax Value of the assets as reported for Capital Account purposes as opposed to the adjusted tax bases of such assets, in computing such taxable income or loss;

          (iv)      gain or loss resulting from any disposition of TRANSLink property with respect to which gain or loss is recognized for federal income tax purposes shall be computed with reference to the Book Tax Value of the property disposed of, rather than the adjusted tax basis of such property;

          (v)       in the event the Book Tax Value of any TRANSLink asset is adjusted pursuant to subsection (iii) or (iv) of the definition of Book Tax Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits and Losses; and

          (vi)      to the extent an adjustment to the adjusted tax basis of any TRANSLink asset pursuant to Internal Revenue Code sections 734(b) or 743(b) is required to be taken into account in determining Capital Accounts pursuant Treasury Regulations section 1.704-1(b)(2)(iv)(m)(4) as a result of a distribution other than in liquidation of a Member’s Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits or Losses.

     “Proportional Value Share” means with respect to any Participant, as of any date, the ratio (expressed as a percentage) of (i) the sum of (a) the Net Book Value of such Participant’s Transmission Assets that are subject to Transfer Agreements on such date plus (b) the aggregate amount of such Participant’s cash contributions to TRANSLink and/or the Managing Member, to (ii) the sum of (a) the aggregate Net Book Value of all Participants’ Transmission Assets that are subject to Transfer Agreements on such date plus (b) the aggregate amount of all Participants’ cash contributions to TRANSLink and/or the Managing Member.

     “Public and Cooperative Power Operating Agreement” means all of the following: (i) that certain Public and Cooperative Power Participant Operating Agreement, together with all Schedules and Exhibits attached thereto, pursuant to which, subject to (ii) and (iii) below, a Public Power Participant transfers Functional Responsibility over assets to TRANSLink, (ii) if and when executed, that certain Public Power Operating Agreement, together with all Schedules and Exhibits attached thereto, pursuant to which Nebraska Public Power District, a political subdivision of the State of Nebraska, transfers Functional Responsibility over assets to TRANSLink, and (iii) that certain Public Power Operating Agreement, together with all Schedules and Exhibits attached thereto, whether in the form of the operating agreement referenced in clause (i) or (ii) above, pursuant to which Omaha Public Power District, a political subdivision of the State of Nebraska, transfers Functional Responsibility over assets to TRANSLink.

     “Public Power Participants” means the Cooperative Power Participants, Omaha Public Power District, Nebraska Public Power District, and each Person who may (i) enter into a Public Power Agreement with TRANSLink, and/or (ii) be admitted as a member of TRANSLink as a Public Power Participant under the LLC Agreement.

     “Regional Transmission Organization” or “RTO” means an entity that has been found by FERC to possess the characteristics and to be capable, together with TRANSLink, of fulfilling the functions required of a regional transmission organization by FERC’s Order No. 2000 and implementing regulations and orders, and with which TRANSLink has an agreement to participate, to procure services, or to allocate such functions.

     “Register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement.

     “Registrable Securities” means those shares of Class A Common Stock which may be issued to any Participant (or any Participant’s designee) upon the conversion of part or all of such Participant’s Interests in TRANSLink. Notwithstanding the foregoing, Registrable Securities shall not include any securities sold by a person to the public pursuant to a registration statement or Rule 144 or sold in a private transaction in which the transferor’s rights under Section 6 of the Stockholders Agreement are not assigned.

     “Registration Expenses” means all expenses incurred by the Corporate Manager in complying with Section 6.4 of the Stockholders’ Agreement, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, accountants’ fees and expenses, and blue sky fees and expenses.

     “Required Consents” means all consents, approvals, waivers or notifications of any Person other than a Governmental Authority that is required to be obtained or made by such Participant by virtue of the execution and delivery of the Operating Agreement and the other Definitive Agreements or the consummation of the Contemplated Transactions in order to avoid a breach or default of any of the Transmission Business Contracts of such Participant.

     “Required Regulatory Approvals” means each consent, approval, authorization, filing or notification of any governmental authority (“Approvals”) required under applicable law to be obtained or made by TRANSLink, Management Corp. and each Participant by virtue of the execution and delivery of any Project Agreement or the consummation of the contemplated transactions, including, without limitation, all Approvals required by (1) FERC; (2) applicable state utilities and public service commissions, (iii) the Securities and Exchange Commission (including any Approvals related to the ability to be active or passive owners in TRANSLink without becoming “holding companies” under the Public Utility Holding Company Act of 1935, if any) and (4) the U.S. Federal Trade Commission (including clearance under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, if such clearance is necessary).

     “Required Third Party Consents” means as to each Participant, each consent, approval, waiver or notification (in each case, a “Consent”) of any person other than a governmental authority that is required to be obtained or made by such Participant by virtue of the execution and delivery of the Definitive Agreements to which it is a party, or the consummation of the contemplated transactions in order to avoid a breach or default of any of the contracts or agreements of such Participant, including, but not limited to, any Consents required pursuant to (a) loan agreements, indentures, or other similar arrangements, and (b) rights-of-way agreements or other similar arrangements.

     “Restated Formation Agreement” means the Amended and Restated TRANSLink ITC Formation Agreement, dated as of      , 2002, by and among certain Initial Participants, together with all of the Schedules and Exhibits attached thereto.

     “Rule 144” means Rule 144 promulgated under the Securities Act, or any successor rule to similar effect.

     “Search Firm” has the meaning set forth in Section 5.5 of the Restated Formation Agreement.

     “SEC” means the United States Securities and Exchange Commission, or any successor entity thereto.

     “Securities Act” means the Securities Act of 1933, as amended, or any successor statute.

     “Selling Expenses” means all underwriting discounts and selling commissions applicable to the sale of securities.

     “Standards of Conduct” means the Standards of Conduct applicable to the Corporate Manager and the Company, as approved by the FERC and in effect from time to time.

     “Start-Up Costs” means the aggregate costs and expenses actually and reasonably incurred by TRANSLink in connection with the formation, development, implementation and operation of TRANSLink, as to be set forth in a budget attached to the LLC Agreement including, but not limited to, all out-of-pocket fees and expenses relating to legal, accounting, tax, technical and financial advisors in closing the transaction, acquisition of lease for corporate headquarters, relocation expenses, land rights legal work, implementation of financial, operational and IT systems and related expenses.

     “Stockholders” mean those parties to the Stockholders Agreement, other than the Corporate Manager.

     “Stock Option Plan” means the 200     Stock Option Plan, dated as of        , of Corporate Manager.

     “Stockholders Agreement” means that certain Stockholders’ Agreement dated as of        , by and among the Corporate Manager and the other signatories thereto, together with all of the Schedules and Exhibits thereto.

     “Stockholder Proportional Value Share” means with respect to any stockholder of the Corporate Manager (each a “Stockholder”), as of any date, the ratio (expressed as a percentage) of (i) the sum of (a) the Net Book Value of such Stockholder’s Transmission Assets that are subject to Transfer Agreements on such date plus (b) the aggregate amount of such Stockholder’s cash contributions to TRANSLink and/or Corporate Manager, to (ii) the sum of (a) the aggregate Net Book Value of all Stockholders’ Transmission Assets that are subject to Transfer Agreements on such date plus (b) the aggregate amount of all Stockholders’ cash contributions to TRANSLink and/or Corporate Manager, which ratio shall be set forth on Schedule C of the Stockholders Agreement and shall be adjusted each year in connection with the filing of a revised OATT revenue requirement by the Corporate Manager in its capacity as Managing Member of TRANSLink.

     “Subordinate Load Balancing Area” or “SLBA” means a metered electrical portion of TRANSLink’s Control Area, where load is calculated and balanced against resources scheduled to serve the load, under the coordination of TRANSLink.

     “Subscription Agreements” means those Subscription Agreements by and between the Corporate Manager and each person named as a candidate for election as an initial director of the Corporate Manager.

     “Subsidiaries” means all corporations or partnerships as to which the designated Person has either a direct or indirect ownership interest, by way of stock ownership or otherwise, representing more than 50% of the voting power of such corporations or the right to otherwise control the decision making of such corporation or partnership.

     “Substitute Member” means a Person who has become a substitute Member pursuant to Section 9.3 of the LLC Agreement.

     “Taxes” means all taxes, charges, fees, levies, penalties or other assessments imposed by any United States federal, state or local or foreign taxing authority, including, but not limited to, income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto. “Tax” shall have a correlative meaning.

     “Tax Return” means any return report, information return or other document (including any related or supporting information) required to be supplied to any authority with respect to Taxes.

     “Total Transfer Capability” or “TTC” means the amount of capacity and energy that can be transferred from one area to another in the interconnected transmission network in a reliable manner, consistent with applicable NERC criteria, standards and practices.

     “Transfer” means any sale, assignment, gift, hypothecation, pledge, encumbrance, alienation, mortgage or other disposition, whether voluntary or by operation of law (other than a transfer which may arise by reason of death or incapacity), of (i) an LLC Interest in TRANSLink, or any portion thereof, or (ii) stock in Corporate Manager, or any portion thereof; provided, however, that for purposes of the LLC Agreement, a Transfer shall not include the conversion of an LLC Interest or any portion thereof pursuant to Section 4.3 of the Stockholders Agreement.

     “Transfer Agreements” means the Private Power Operating Agreement(s), the Public and Cooperative Power Operating Agreement(s), the Lease Agreement(s) and the Contribution Agreement(s).

     “Transferee” means a purchaser, transferee, assignee or any other Person who receives either (i) LLC Interests of TRANSLink, in accordance with the terms of the LLC Agreement, or (ii) Common Stock of Corporate Manager, in accordance with the terms of the Stockholders’ Agreement.

     “TRANSLink” means TRANSLink Transmission Company, LLC, a Delaware limited liability company.

     “TRANSLink Rate Schedule” means the schedules of rates and attachments of TRANSLink under an OATT.

     “Transmission” means the transfer of electricity in bulk over facilities that, if owned or operated by a public utility, as defined in the Federal Power Act, would be considered jurisdictional facilities for purposes of section 203 of the Federal Power Act.

     “Transmission Assets” means the Transmission Facilities whose ownership or Functional Responsibility will be transferred pursuant to the Public and Cooperative Power Operating Agreement(s), the Private Power Operating Agreement(s), the Lease Agreement(s) or the Contribution Agreement(s). Such assets may include, but are not limited to, Transmission Lines, Transmission Substations, Transmission Protection Equipment, SCADA equipment, easements, fee interest in real estate, permits, contracts, construction work in progress, personal property, furniture, fleet equipment, inventory; and warranties related to the foregoing.

     “Transmission Facilities” means facilities used for Transmission and includes Transmission Lines, Transmission Substations, Transmission Protection Equipment, and SCADA equipment.

     “Transmission Owner” means each entity that has given TRANSLink Functional Responsibility over or control of any of the transmission facilities that (in whole or in part) make up the Transmission System pursuant to a lease or operating agreement. Those Transmission Owners that are not regulated by FERC shall not become subject to FERC regulation by virtue of their status as Transmission Owners under the Transfer Agreements.

     “Transmission System” means the facilities owned, controlled, or operated by TRANSLink that are used to provide transmission service under Part II and Part III of the OATT. The Transmission System includes facilities, the operational control of which has been transferred to TRANSLink by the Transmission Owners subject to FERC approval under Section 203 of the Federal Power Act. While not part of the Transmission System, service over Distribution Facilities is available through the execution of a Service Agreement pursuant to Schedule 11 of the OATT.

     “Treasury Regulations” means the regulations promulgated under the Internal Revenue Code by the Department of the Treasury, as such regulations may be amended from time to time.

     “Voting Trust Agreement” means that certain Voting Trust Agreement, dated as of       by and between Corporate Manager, a trustee, and      certain initial holders of Class A Common Stock.

     “Withdrawal” means the termination of one or more Transfer Agreements (other than an Asset Contribution Agreement), whether voluntarily or involuntarily, as to a certain Participant.